EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

New York, NY – August 8, 2007 – Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the quarter and six months ended June 30, 2007. For the quarter ended June 30, 2007, the net loss attributable to common stockholders was $9,783,000, or $.29 per share, based on 33,448,397 weighted average common shares, compared to a net loss attributable to common stockholders of $13,722,000, or $.44 per share, based on 31,030,842 weighted average common shares for the quarter ended June 30, 2006. For the six months ended June 30, 2007, the net loss attributable to common stockholders was $19,118,000, or $.57 per share, based on 33,441,443 weighted average common shares, compared to a net loss attributable to common stockholders of $19,618,000, or $.66 per share, based on 29,637,781 weighted average common shares for the six months ended June 30, 2006. The net loss attributable to common stockholders was impacted by non-cash expenses related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment” of approximately $1,693,000 and $3,350,000, for the quarter and six months ended June 30, 2007 respectively, and by dividends declared and paid on the Company’s Series A cumulative convertible perpetual preferred stock of approximately $1,043,000 and $2,044,000 for the quarter ended and six months ended June 30, 2007, respectively. During both the quarter and six months ended June 30, 2006, the Company incurred costs aggregating $8,491,000 (including $8,266,000 as the value of shares issued in lieu of future interest payments) related to the April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes.  As of June 30, 2007, the Company’s fully automated production line was in place in Celestica’s facilities in Galway, Ireland and the process of qualifying that line for high volume production is underway.

Commenting on the report, Robert K. Lifton, Chairman & CEO of Medis Technologies, stated: “The net cash used in operating activities of approximately $6.7 million for the quarter ended June 30, 2007 is consistent with the prior quarter ended March 31, 2007 and, as compared to the quarter ended June 30, 2006, reflects increased research and development costs relating to preparing our 24/7 Power Pack for high volume production, such as product testing, quality control, raw materials, cost reduction and other R&D activities, together with increased selling, marketing, general and administrative costs and purchases of materials and components, as we position ourselves for high volume production.

During this past period, we continued to make progress in three programs - products, production and sales. With respect to products, our fuel cell 24/7 Power Pack development is now completed and ready for large scale production. During this period, based on the feedback we received by placing products in the hands of a limited number of users, we were able to identify and fix the few discrepancies in our basic 1 Watt power management system that resulted in occasional sporadic performance. As a result, our 1 watt power management system has the capability of charging most of the consumer oriented devices, including the Iphone and Ipod. We are completing development of a 2 Watt power management system which enables the Power Pack to charge the heaviest duty PDA’s and smart phones. That power management system is expected to be ready for sale in the first quarter of next year. With the capabilities of these systems, we believe our Power Pack product will be more attractive to the consumer than any competing product in the market.

Medis Technologies Ltd. August 8, 2007	Page 2

In addition to the Power Pack product, our scientific team has continued developing other products based on our unique fuel cell platform technology. These developments include work on a charger for laptops, the development of a 800 watt power source for UAV’s (unmanned air vehicle systems) demonstrated to Israel Aerospace Industries, a one to two kilowatt product for standby power for home or office use, and other new development programs. These programs seek to exploit the highly advanced fuel cell technology that is at the heart of our Power Pack product. This technology has created fuel cells that are passive with no moving parts, small and low weight relative to available power, noiseless with no discernable heat and lower cost than other fuel cell technology. We are engaged with a number of companies interested in developing products based on our technology.

Production

As reflected on our website medistechnologies.com on June 28th, we inaugurated our fully automated production line in the facilities of our contract manufacturer, Celestica, in Galway, Ireland. Our hosts from Celestica did a sterling job in showing the line and explaining each of its elements. In that facility, since the year 2000, Celestica has produced about 450 million ink jet cartridges for printers so they have enormous know-how and experience in advanced production programs, particularly those, like ours, requiring high levels of quality controls. Our line is designed to reach a production capacity of 1.5 million Power Packs per month. Now that the line is in place, it will go through a process of qualification that includes achieving the very high levels the line is designed to produce and training people to carry out the four shifts to get to full production. In parallel, we will submit that line for Underwriters Laboratories approval, which should take much less time than the original UL product testing program. The time table presented by Celestica plans for the line to start production in October/November, reach a capacity of 800,000 units in January 2008 and ramp up to full capacity from there.

Sales and Marketing

During the period we have been contacting our potential customers to bring to their attention the pivotal fact that we have created the production capacity with our automated line to meet their needs. Some of these customers are contemplating marketing the Power Pack under their own brands offered by their large scale sales organizations. Obviously they want assurance that we have the production capacity to meet their requirements. We are now in a position to demonstrate that capability and we expect that will allow them to move forward with their Power Pack sales programs.

In that connection, we have entered into an agreement with one of China’s highly recognized companies - Founders, as reflected in our 8K filing. As noted on Founder’s website, with a total staff of over 20,000, Founder Group is a leading Chinese enterprise, with leading information and electronic technologies, owning a number of listed public companies on the securities exchanges of Shanghai, Shenzhen, Malaysia and Hong Kong;  in 2006, Founder ranked 10th in the Top 100 State Electronic & Information Enterprises and ranked 9th in the Top 100 Beijing Enterprises; and The Founder Group is one of the two leading PC manufacturers in China.

Working with them, we will seek to take advantage of the expanding market in China for cell phones and other hand held devices.

Financing

As our program progresses, we will be needing working capital for inventory, customer receivables, and other operating needs, and therefore we will be seeking financing to bridge the period from production start-up until positive cash flow. Since we do not have significant long term debt on our balance sheet, our preference is for sale of term debt but market conditions will determine what course to take.

Medis Technologies Ltd. August 8, 2007	Page 3

I would also like to call to your attention that our indirect wholly-owned subsidiary, Cell Kinetics Ltd., has filed with the SEC a registration statement relating to a rights offering to be made to Medis’ shareholders of record on a date to be set prior to the effectiveness of such registration statement to acquire shares and warrants of Cell Kinetics. Upon the consummation of the offering, Medis will continue to own, indirectly through its lower tier subsidiaries, 82.5% of Cell Kinetics, and the participating Medis shareholders will own the balance.

Finally, we should note that on August 2nd, the Medis Board approved the dividend payment on the outstanding convertible perpetual preferred shares payable on August 15, 2007.”

Management will also conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code 10285257.  A recorded replay of the call will be available until 12:00 a.m. Eastern Time on August 15, 2007.  Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 10285257 for the replay.

The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to:
http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26679&c=MDTL&mediakey=9F40F2C45B534651405B1C459242D601&e=0.
The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. August 8, 2007	Page 4

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS June 30, 2007 (In thousands, except loss per share) (See notes below)

Statements of	Three Months	Three Months	Six Months	Six Months
Operations Data	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2007	2006	2007
	(Unaudited)

R&D costs	4,113	5,971	8,082	11,918
SG&A expenses	1,456	3,517	2,881	6,753
Amortization of intangible assets	52	52	104	104
Operating loss	(5,621)	(9,540)	(11,067)	(18,775)
Interest income (expenses), net	(8,101)	800	(8,551)	1,701
Net loss	(13,722)	(8,740)	(19,618)	(17,074)
Dividends on preferred stock	—	(1,043)	—	(2,044)
Net loss attributable to common stockholders	$(13,722)	$(9,783)	$(19,618)	$(19,118)
Basic and diluted net loss per share	$(.44)	$(.29)	$(.66)	$(.57)

Weighted-average common shares used in computing basic and diluted net loss per share	31,031	33,448	29,638	33,441

	December 31,	June 30,
Selected Condensed Balance Sheet Data	2006	2007
		(unaudited)

Cash and cash equivalents	$51,803	$25,756
Short-term investments	30,504	14,367
Restricted cash and deposits	—	6,246
Working capital	78,647	43,878
Property and equipment, net	27,318	46,603
Goodwill and intangible assets, net	58,461	58,357
Total assets	177,608	159,595
Other long-term liabilities	2,569	2,602
Series A preferred stock, net	52,686	52,686
Stockholders’ equity	110,436	94,926

Medis Technologies Ltd. August 8, 2007	Page 5

NOTES

The Company recorded non-cash expenses related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment” of approximately $1,693,000 and $3,350,000 during the quarter and six months ended June 30, 2007.

During both the quarter and six months ended June 30, 2006, the Company recorded financing charges of approximately $8,491,000 related to the exchange its common stock for the entire $49,000,000 principal amount of its then outstanding 6% Senior Convertible Notes. Such financing charges consisted of the value of the shares issued in lieu of future interest payments of $8,266,000, amortization of the remaining balance of beneficial conversion features of $220,000 and out of pocket costs incurred in connection with the exchange transactions.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three and six months ended June 30, 2007. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2006 and the year then ended, together with the accompanying notes.

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